UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 7, 2020
Frontier Communications Corporation
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

401 Merritt 7, Norwalk, Connecticut	06851
(Address of principal executive offices)	(Zip Code)

(203) 614-5600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 7, 2020, the Board of Directors (the “Board”) of Frontier Communications Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Nick Jeffery, pursuant to which the Board intends to appoint Mr. Jeffery as President and Chief Executive Officer of the Company, to be effective on March 1, 2021 (the “Start Date”).  In addition, on the later of the Start Date and the date of the Company’s emergence from chapter 11 bankruptcy, Mr. Jeffery will be appointed as a member of the Board.  Mr. Jeffery will report to the Board and to Mr. John Stratton, who will serve as Executive Chairman of the Board upon emergence.  Mr. Jeffery will succeed Bernard L. Han, who will step down as President and Chief Executive Officer on the Start Date.  Mr. Han will remain on the Board and guide the Chief Executive Officer transition until emergence from Chapter 11.

Mr. Jeffery, age 52, has served as Chief Executive Officer of Vodafone UK since September 2016.  Mr. Jeffery was previously Chief Executive Officer of Vodafone Group Enterprise from 2013 to 2016 and has served as a member of Vodafone Group PLc’s Executive Committee since 2013.  Mr. Jeffery served as Chief Executive Officer of Cable & Wireless Worldwide following its acquisition by Vodafone from 2012 to 2013 and prior to that he served as Chief Executive of Vodafone Global Enterprise from 2006, having joined Vodafone in 2004.  Prior to Vodafone Group, Mr. Jeffery served as Head of Worldwide Sales and European Managing Director at Ciena Inc. from 2002 until 2004.  Mr. Jeffery began his career with Cable & Wireless Plc (Mercury Communications) in 1991 where he led the company’s UK and international markets business units.  Mr. Jeffery currently serves as a non-executive director of Dialog Semiconductor plc.  He received his Bachelor of Science in Economics from the University of Warwick.

Pursuant to the Employment Agreement, he is eligible to receive certain compensation and benefits following the Start Date.  He will receive an annual base salary of $1,300,000 and is eligible to earn an annual bonus with a target opportunity equal to 200% of base salary and a maximum opportunity equal to 250% of base salary.  Mr. Jeffery will also receive a cash transition payment of $3,750,000 (the “Transition Payment”) shortly following the Start Date, which amount must be repaid on an after-tax basis if Mr. Jeffery is terminated for “cause” or resigns without “good reason,” (each as defined in the Employment Agreement) in each case, prior to the first anniversary of the Start Date.

In connection with Mr. Jeffery’s relocation to the U.S., the Company will provide Mr. Jeffery with an allowance for temporary housing and relocation in an aggregate amount not to exceed $100,000, with any reimbursement for such amount(s) to be made in accordance with the Company’s expense reimbursement policy in effect from time to time.

The Board has determined that Mr. Jeffery will be a participant in the management incentive plan to be adopted by the post-emergence Board following the Company’s emergence from chapter 11 bankruptcy (the “MIP”), and will receive an annual long-term equity grant with a target value of $5 million (each, an “Equity Grant”).  With respect to any Equity Grant made within the first three years of Mr. Jeffery’s employment with the Company, 1/3rd of such award will consist of time-based restricted stock units (“RSUs”) and 2/3rd of such award will consist of performance-based restricted stock units (“PRSUs”). Each award of RSUs will vest annually in three equal installments over a three-year period, subject to the other terms and conditions set forth in the MIP and the applicable award agreement. Each award of PRSUs will be subject to performance-based vesting conditions, with the performance goals to be established by the post-emergence Board in consultation with Mr. Jeffery.  The PRSUs will have a three-year performance period and will be structured such that Mr. Jeffery will be eligible to earn 100% of the target value upon “target” level achievement of the applicable performance goals, 200% of the target value upon “maximum” level achievement of the applicable performance goals, and 300% of the target value at “stretch maximum” level achievement of the applicable performance goals.

If Mr. Jeffery’s employment is terminated due to death or by the Company due to “disability” (as defined in the Employment Agreement), the Company will pay to Mr. Jeffery the following benefits: (i) the Transition Payment, to the extent unpaid, and (ii) a prorated annual bonus for the year in which the termination occurs, based on actual performance for the applicable calendar year and prorated for time served during the applicable calendar year (the “Prorated Bonus”).

If the Company terminates Mr. Jeffery’s employment without “cause” (as defined in the Employment Agreement) (other than death or disability) or Mr. Jeffery resigns for “good reason,” (as defined in the Employment Agreement). in each case, at any time following the Start Date, the Company will pay to Mr. Jeffery the following severance benefits (the “Severance Benefits”):  (i) an amount equal to the sum of (x) 2x annual base salary plus (y) 2x the annual target bonus, payable over 24 months following the termination date (or, if such termination is within 24 months following a change in control, in a lump sum),(ii) the Prorated Bonus, (iii) continued healthcare coverage payments for 18 months following the termination date, and (iv) unless more favorable treatment is provided for by the Board of Directors, (x) all RSUs and other time-based long-term incentives that would have become vested within the 12 months following the termination date, will vest, and (y) all PSUs and other performance-based long-term incentive awards will remain outstanding and eligible to vest for the 12 month period following the termination date.  If such termination occurs prior to the payment of the Transition Payment, Mr. Jeffery will also receive the Transition Payment.  Further, if such termination occurs within 6 months prior to a change in control, then for purposes of any vesting provided with respect to Mr. Jeffery’s equity-based awards, he will be treated as if he was terminated shortly following the change in control.

Mr. Jeffery’s receipt of Severance Benefits is subject to his execution of an effective release of claims against the Company and certain of its affiliates.  The Employment Agreement also provides for a 12-month post-termination non-compete and non-solicit restriction, as well as customary confidentiality and non-disparagement provisions.

Pursuant to the Employment Agreement, “good reason” is defined to include (i) a material diminution in Mr. Jeffery’s annual base salary or target annual bonus opportunity, (ii) any material diminution in Mr. Jeffery’s position, authority or responsibilities set forth in the Employment Agreement, (iii) failure by the post-emergence Board to make the initial Equity Grant under the MIP within 120 days following the date of the Company’s emergence from chapter 11 bankruptcy, and (iv) the Company’s material breach of the Employment Agreement.

The Employment Agreement provides that if the Company determines not to commence Mr. Jeffery’s employment as President and Chief Executive Officer (through no fault of Mr. Jeffery’s, as outlined in the Employment Agreement), then Mr. Jeffery will be entitled to receive, in lieu of any other compensation and benefits and subject to his execution of an effective release of claims, a company breach payment of $7.8 million to make Mr. Jeffery whole for the lost opportunity cost associated with any such decision by the Company.

There are no arrangements or understandings between Mr. Jeffery and other persons pursuant to which Mr. Jeffery was appointed. Mr. Jeffery does not have any relationship or related transaction with the Company that would require disclosure pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K.

On December 15, 2020, the Company issued a press release regarding the foregoing. The press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit Number	Description
99.1	Press release issued by Frontier Communications Corporation, dated December 15, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: December 15, 2020	By:	/s/ Mark D. Nielsen
Mark D. Nielsen
Executive Vice President, Chief Legal Officer and Chief Transaction Officer